Exhibit 99.1

Jack in the Box Inc. Welcomes Brian Scott as New Chief Financial Officer

Company Also Announces Two New Additions to Executive Leadership Team

SAN DIEGO--(BUSINESS WIRE)--August 9, 2023--Jack in the Box Inc. (NASDAQ: JACK) announced today that Brian Scott will join the company as executive vice president, chief financial officer, effective August 14, 2023. Scott is a strategic and growth-oriented business leader with over 20 years of experience in the healthcare industry and has been instrumental in driving industry-leading financial and operational performance.

Most recently, Scott served as chief financial officer of ShiftKey, the leading marketplace platform designed to combat the national healthcare shortage by directly connecting clinical professionals with healthcare facilities. He also served as chief financial officer of TheKey, the largest private pay provider of home care services. Before that, he served for over 10 years as chief financial officer and chief accounting officer of AMN Healthcare, a publicly traded company with a market cap of over $3.5 billion and the nationwide leader in total talent solutions for healthcare organizations.

“We are excited to welcome Brian as the newest addition to our Executive Leadership Team,” said Darin Harris, chief executive officer. “We are confident in his ability to lead us through our growth strategy, while maximizing franchise profitability and long-term shareholder value."

During his time as chief financial officer and chief accounting officer at AMN Healthcare, Scott successfully executed strategies and acquisitions which, combined with organic growth, increased AMN’s enterprise value from $450 million in 2010 to over $5 billion and resulted in an over 15-times increase in the company’s share price.

“I am honored to join such a renowned organization with two amazing brands and a team that has charted a path to driving sustainable growth and innovation,” said Scott. “I look forward to contributing to the company’s success and creating value for all our stakeholders.”

Scott began his career at KPMG LLP in the audit group specializing in technology and healthcare companies. Brian received his MBA from The University of Texas at Austin and holds a bachelor’s degree in accounting from California Polytechnic State University – San Luis Obispo. He currently serves on the boards of Community Care Partners and Thriveworks.

In addition to announcing a new CFO, the company also announced that Dawn Hooper, who served as interim chief financial officer for the past 8 months and was promoted to senior vice president, controller in December 2022, will become a new member of the Executive Leadership Team. In addition, Nitin Malhotra will also join the Executive Leadership Team, accepting the newly created position of senior vice president, strategy realization. Malhotra joins the company from Chipotle Mexican Grill, where he served as senior director, enterprise PMO since 2019. He brings over 20 years of experience driving process and strategic transformations throughout his career. Malhotra will work closely with the Executive Leadership Team to lead the Enterprise PMO and strategy execution for the company.

As senior director, enterprise PMO at Chipotle, Malhotra built an Enterprise PMO from the ground up in 2019, driving the development and execution of its portfolio of strategic initiatives. Before that, he served as director, portfolio management and operations at Visa Inc., where he managed its digital and mobile product portfolio, and oversaw program management, strategic planning, and financial management.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269